Media contact:         Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:         Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:         www.Navistar.com/newsroom

NAVISTAR REPORTS THIRD QUARTER 2018 RESULTS

•	Reports net income of $170 million, or $1.71 per diluted share, on revenues of $2.6 billion

•	Generates $218 million of adjusted EBITDA in the quarter

•	Raises industry and financial guidance for the year
LISLE, Ill. - September 6, 2018 - Navistar International Corporation (NYSE: NAV) today announced third quarter 2018 net income of $170 million, or $1.71 per diluted share, compared to third quarter 2017 net income of $37 million, or $0.38 per diluted share.
Third quarter 2018 EBITDA was $284 million, versus EBITDA of $160 million in the same period one year earlier. The third quarter of 2018 included $66 million in adjustments, including a $71 million gain from a one-time settlement, $4 million of pre-existing warranty accrual reversals, and $9 million in charges for asset impairments and restructuring costs. Excluding those items, adjusted EBITDA was $218 million in the third quarter of 2018, compared to $194 million in the same period one year ago. While adjusted EBITDA for the third quarter was affected by supplier constraints that delayed deliveries and impacted volumes, the company aggressively managed these headwinds. These vehicles are making their way through the delivery process and will be reflected in fourth quarter sales.
Revenues in the quarter were $2.6 billion, up 18 percent from the same period one year ago, primarily due to a 26 percent increase in Core market (Class 6-8 trucks and buses in the United States and Canada) volumes.
“We had a strong quarter that took full advantage of healthy industry volumes and the market’s enthusiasm for our new products,” said Troy A. Clarke, Navistar chairman, president and chief executive officer.
Navistar ended third quarter 2018 with $1.12 billion in consolidated cash, cash equivalents and marketable securities. Manufacturing cash, cash equivalents and marketable securities were $1.08 billion at the end of the quarter.
The company had a number of product highlights during its third quarter. Year-over-year growth in Class 8 heavy retail market share, up 2.7 points, was attributable to strong sales of the LT Series on-highway truck and the 12.4-liter A26 engine. International A26 engine market share penetration more than doubled from the year ago quarter, and the engine is now also available in the company’s severe service vehicles, the HV Series and HX Series. Additionally, the new MV Series contributed to 66 percent growth in medium-duty orders.
In the school bus segment, the company was the first in the industry to make electronic stability control and collision mitigation technology standard on its IC Bus® CE Series and RE Series school buses. With these new standard systems in place, IC Bus has the most robust collision mitigation offering in the industry.
Additionally, the company announced that all new on-highway International® trucks will be equipped with an OnCommand® Connection telematics device with two free years of service included. The OnCommand Connection device integrates a cellular-enabled hardware platform with a range of technology solutions, including telematics and the OnCommand Connection Advanced Remote Diagnostics platform.
2018 INDUSTRY AND FINANCIAL GUIDANCE
Based on stronger industry conditions, the company raised its 2018 full-year guidance:

•	Industry retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be 390,000 to 410,000 units, with Class 8 retail deliveries of 260,000 to 280,000 units.

•	Navistar revenues are expected to be between $10.1 billion and $10.4 billion.

•	The company’s adjusted EBITDA is expected to be between $775 million and $825 million.

•	Year-end manufacturing cash is expected to be above $1.25 billion.

Additionally, the company forecasts the industry’s 2019 retail deliveries of Class 6-8 trucks and buses in the United States and Canada to be in the range of 385,000 to 415,000 units, with Class 8 retail deliveries between 255,000 and 285,000 units.
“Our team has delivered substantial accomplishments this year, including growing Class 8 share, building our backlog and effectively managing costs,” Clarke said. “Our progress positions us well for a very strong fourth quarter and another good year in 2019.”
SEGMENT REVIEW
Summary of Financial Results:

	(Unaudited)
	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2018	2017	2018	2017
Sales and revenues, net	$2,606	$2,213	$6,933	$5,972
Segment Results:
Truck	$165	$7	$200	$(118)
Parts	144	157	413	459
Global Operations	4	3	(2)	(8)
Financial Services	23	23	62	51
Income (loss) from continuing operations, net of tax(A)	$170	$36	$152	$(106)
Net income (loss)(A)	170	37	152	(105)
Diluted income (loss) per share from continuing operations(A)	$1.71	$0.37	$1.53	$(1.16)
Diluted income (loss) per share(A)	1.71	0.38	1.53	(1.15)
_______________
(A) Amounts attributable to Navistar International Corporation.
Truck Segment - Truck segment net sales increased 25 percent to $1.9 billion compared to third quarter 2017, due to higher volumes in Core markets, an increase in military sales and a favorable shift in model mix.
For the third quarter 2018, the Truck segment recorded a profit of $165 million compared to $7 million for the same period one year ago. The improvement was primarily driven by the impact of higher volumes in Core markets and lower charges related to legacy engine litigation recorded in the third quarter of 2017. The segment also benefited from a settlement of a business economic claim. The segment was negatively impacted by industry supplier constraints that resulted in higher company inventory, lower volumes, cost inefficiencies in the assembly process and additional freight costs.
Parts Segment - Parts segment net sales increased $19 million, to $605 million, compared to third quarter 2017, due to continued double-digit growth of the Fleetrite™ brand, partially offset by lower Blue Diamond Parts (BDP) sales.
For the third quarter 2018, the Parts segment recorded a profit of $144 million, down eight percent compared to third quarter 2017, primarily due to lower proprietary parts sales, higher freight-related expenses and intercompany access fees.
Global Operations Segment - Global Operations net sales increased six percent, to $89 million, compared to third quarter 2017, due primarily to higher engine volumes.
For the third quarter 2018, the Global Operations segment profit was $4 million, comparable to the same period one year ago.
Financial Services Segment - Financial Services net revenues increased by $3 million to $65 million compared to third quarter 2017, primarily due to higher average portfolio balances in the U.S. and Mexico.
For the third quarter 2018, the Financial Services segment recorded a profit of $23 million, comparable to third quarter 2017. During the quarter, Navistar Financial Corporation issued a $400 million seven-year senior secured Term Loan B.
About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2017, which was filed on December 19, 2017 and our Quarterly Report on Form 10-Q for the quarter ended January 31, 2018, which was filed on March 8, 2018. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2018	2017	2018	2017
Sales and revenues
Sales of manufactured products, net	$2,566	$2,178	$6,815	$5,870
Finance revenues	40	35	118	102
Sales and revenues, net	2,606	2,213	6,933	5,972
Costs and expenses
Costs of products sold	2,096	1,803	5,615	4,949
Restructuring charges	1	(13)	(1)	(4)
Asset impairment charges	8	6	11	13
Selling, general and administrative expenses	244	233	686	654
Engineering and product development costs	72	61	222	189
Interest expense	82	91	240	262
Other income, net	(77)	(8)	(37)	(7)
Total costs and expenses	2,426	2,173	6,736	6,056
Equity in income of non-consolidated affiliates	—	1	—	6
Income (loss) from continuing operations before income taxes	180	41	197	(78)
Income tax expense	(3)	—	(25)	(10)
Income (loss) from continuing operations	177	41	172	(88)
Income from discontinued operations, net of tax	—	1	—	1
Net income (loss)	177	42	172	(87)
Less: Net income attributable to non-controlling interests	7	5	20	18
Net income (loss) attributable to Navistar International Corporation	$170	$37	$152	$(105)

Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$170	$36	$152	$(106)
Income from discontinued operations, net of tax	—	1	—	1
Net income (loss)	$170	$37	$152	$(105)

Income (loss) per share:
Basic:
Continuing operations	$1.72	$0.37	$1.54	$(1.16)
Discontinued operations	—	0.01	—	0.01
	$1.72	$0.38	$1.54	$(1.15)

Diluted:
Continuing operations	$1.71	$0.37	$1.53	$(1.16)
Discontinued operations	—	0.01	—	0.01
	$1.71	$0.38	$1.53	$(1.15)

Weighted average shares outstanding:
Basic	99.0	98.3	98.8	91.1
Diluted	99.7	98.6	99.6	91.1

Navistar International Corporation and Subsidiaries
Consolidated Balance Sheets

	July 31,	October 31,
(in millions, except per share data)	2018	2017
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$1,022	$706
Restricted cash and cash equivalents	148	83
Marketable securities	95	370
Trade and other receivables, net	403	391
Finance receivables, net	1,638	1,565
Inventories, net	1,400	857
Other current assets	199	188
Total current assets	4,905	4,160
Restricted cash	52	51
Trade and other receivables, net	49	13
Finance receivables, net	259	220
Investments in non-consolidated affiliates	53	56
Property and equipment (net of accumulated depreciation and amortization of $2,468 and $2,474, respectively)	1,297	1,326
Goodwill	38	38
Intangible assets (net of accumulated amortization of $139 and $135, respectively)	30	40
Deferred taxes, net	130	129
Other noncurrent assets	111	102
Total assets	$6,924	$6,135
LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,707	$1,169
Accounts payable	1,527	1,292
Other current liabilities	1,075	1,184
Total current liabilities	4,309	3,645
Long-term debt	3,893	3,889
Postretirement benefits liabilities	2,378	2,497
Other noncurrent liabilities	678	678
Total liabilities	11,258	10,709
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,731	2,733
Accumulated deficit	(4,781)	(4,933)
Accumulated other comprehensive loss	(2,138)	(2,211)
Common stock held in treasury, at cost (4.2 and 4.6 shares, respectively)	(163)	(179)
Total stockholders’ deficit attributable to Navistar International Corporation	(4,339)	(4,578)
Stockholders’ equity attributable to non-controlling interests	5	4
Total stockholders’ deficit	(4,334)	(4,574)
Total liabilities and stockholders’ deficit	$6,924	$6,135

Navistar International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended July 31,
(in millions)	2018	2017
Cash flows from operating activities
Net income (loss)	$172	$(87)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	107	113
Depreciation of equipment leased to others	53	56
Deferred taxes, including change in valuation allowance	(3)	(16)
Asset impairment charges	11	13
Gain on sales of investments and businesses, net	—	(5)
Amortization of debt issuance costs and discount	23	36
Stock-based compensation	27	19
Provision for doubtful accounts	6	9
Equity in income of non-consolidated affiliates, net of dividends	4	1
Write-off of debt issuance costs and discount	43	4
Other non-cash operating activities	(17)	(21)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(606)	(290)
Net cash used in operating activities	(180)	(168)
Cash flows from investing activities
Purchases of marketable securities	(214)	(619)
Sales of marketable securities	460	586
Maturities of marketable securities	29	17
Net change in restricted cash and cash equivalents	(66)	(25)
Capital expenditures	(79)	(93)
Purchases of equipment leased to others	(142)	(96)
Proceeds from sales of property and equipment	9	32
Investments in non-consolidated affiliates	—	(2)
Proceeds from (payments for) sales of affiliates	(3)	6
Net cash used in investing activities	(6)	(194)
Cash flows from financing activities
Proceeds from issuance of securitized debt	32	278
Principal payments on securitized debt	(50)	(326)
Net change in secured revolving credit facilities	64	119
Proceeds from issuance of non-securitized debt	3,210	491
Principal payments on non-securitized debt	(2,669)	(368)
Net change in notes and debt outstanding under revolving credit facilities	(52)	23
Principal payments under financing arrangements and capital lease obligations	—	(1)
Debt issuance costs	(36)	(22)
Proceeds from financed lease obligations	48	49
Issuance of common stock	—	256
Stock issuance costs	—	(11)
Proceeds from exercise of stock options	7	4
Dividends paid by subsidiaries to non-controlling interest	(19)	(21)
Other financing activities	(17)	(3)
Net cash provided by financing activities	518	468
Effect of exchange rate changes on cash and cash equivalents	(16)	1
Increase in cash and cash equivalents	316	107
Cash and cash equivalents at beginning of the period	706	804
Cash and cash equivalents at end of the period	$1,022	$911

Navistar International Corporation and Subsidiaries
Segment Reporting
(Unaudited)
We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2018
External sales and revenues, net	$1,894	$603	$68	$40	$1	$2,606
Intersegment sales and revenues	22	2	21	25	(70)	—
Total sales and revenues, net	$1,916	$605	$89	$65	$(69)	$2,606
Income (loss) from continuing operations attributable to NIC, net of tax	$165	$144	$4	$23	$(166)	$170
Income tax expense	—	—	—	—	(3)	(3)
Segment profit (loss)	$165	$144	$4	$23	$(163)	$173
Depreciation and amortization	$31	$2	$3	$14	$1	$51
Interest expense	—	—	—	22	60	82
Equity in income (loss) of non-consolidated affiliates	1	1	(2)	—	—	—
Capital expenditures(B)	19	—	1	1	5	26

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2017
External sales and revenues, net	$1,521	$580	$74	$35	$3	$2,213
Intersegment sales and revenues	10	6	10	27	(53)	—
Total sales and revenues, net	$1,531	$586	$84	$62	$(50)	$2,213
Income (loss) from continuing operations attributable to NIC, net of tax	$7	$157	$3	$23	$(154)	$36
Income tax expense	—	—	—	—	—	—
Segment profit (loss)	$7	$157	$3	$23	$(154)	$36
Depreciation and amortization	$35	$3	$3	$13	$3	$57
Interest expense	—	—	—	24	67	91
Equity in income (loss) of non-consolidated affiliates	1	1	(1)	—	—	1
Capital expenditures(B)	21	1	2	—	3	27

(in millions)	Truck		Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2018
External sales and revenues, net	$4,810		$1,768	$229	$118	$8	$6,933
Intersegment sales and revenues	61		6	38	69	(174)	—
Total sales and revenues, net	$4,871		$1,774	$267	$187	$(166)	$6,933
Income (loss) from continuing operations attributable to NIC, net of tax	$200		$413	$(2)	$62	$(521)	$152
Income tax expense	—		—	—	—	(25)	(25)
Segment profit (loss)	$200		$413	$(2)	$62	$(496)	$177
Depreciation and amortization	$100		$5	$8	$41	$6	$160
Interest expense	—	—	—	—	64	176	240
Equity in income (loss) of non-consolidated affiliates	2		2	(4)	—	—	—
Capital expenditures(B)	74		1	2	1	1	79

(in millions)	Truck		Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2017
External sales and revenues, net	$3,929		$1,747	$186	$102	$8	$5,972
Intersegment sales and revenues	27		19	18	70	(134)	—
Total sales and revenues, net	$3,956		$1,766	$204	$172	$(126)	$5,972
Income (loss) from continuing operations attributable to NIC, net of tax	$(118)		$459	$(8)	$51	$(490)	$(106)
Income tax expense	—		—	—	—	(10)	(10)
Segment profit (loss)	$(118)		$459	$(8)	$51	$(480)	$(96)
Depreciation and amortization	$103		$9	$10	$38	$9	$169
Interest expense	—	—	—	—	65	197	262
Equity in income of non-consolidated affiliates	3		3	—	—	—	6
Capital expenditures(B)	78		2	5	1	7	93

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
July 31, 2018	$2,264	$645	$335	$2,407	$1,273	$6,924
October 31, 2017	1,621	632	378	2,207	1,297	6,135
_________________________

(A)
Total sales and revenues in the Financial Services segment include interest revenues of $46 million and $131 million for the three and nine months ended July 31, 2018, respectively, and $45 million and $121 million for the three and nine months ended July 31, 2017, respectively.

(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation
The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.
Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):
We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information regarding the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.
Adjusted EBITDA:
We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.
Manufacturing Cash, Cash Equivalents, and Marketable Securities:
Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.
Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.
EBITDA reconciliation:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2018	2017	2018	2017
Income (loss) from continuing operations attributable to NIC, net of tax	$170	$36	$152	$(106)
Plus:
Depreciation and amortization expense	51	57	160	169
Manufacturing interest expense(A)	60	67	176	197
Adjusted for:
Income tax expense	(3)	—	(25)	(10)
EBITDA	$284	$160	$513	$270
______________________

(A)
Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2018	2017	2018	2017
Interest expense	$82	$91	$240	$262
Less: Financial services interest expense	22	24	64	65
Manufacturing interest expense	$60	$67	$176	$197

Adjusted EBITDA Reconciliation:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2018	2017	2018	2017
EBITDA (reconciled above)	$284	$160	$513	$270
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	(4)	6	(4)	(4)
Asset impairment charges(B)	8	6	11	13
Restructuring of manufacturing operations(C)	1	(3)	(1)	6
EGR product litigation(D)	—	31	1	31
Gain on sale(E)	—	(6)	—	(6)
Debt refinancing charges(F)	—	—	46	4
Pension settlement(G)	—	—	9	—
Settlement gain(H)	(71)	—	(71)	—
Total adjustments	(66)	34	(9)	44
Adjusted EBITDA	$218	$194	$504	$314
_____________________

(A)
Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(B)
In the third quarter and first nine months of 2018, we recorded $8 million and $11 million, respectively, of impairment charges related to the sale of our railcar business in Cherokee, Alabama, certain long-lived assets and certain assets under operating leases in our Truck and Financial Services segments. In the third quarter and first nine months of 2017, we recorded $6 million and $13 million, respectively, of asset impairment charges relating to assets held for the sale of our Conway, Arkansas fabrication business and for certain assets under operating leases in our Truck segment.

(C)
In the third quarter and first nine months of 2018, we recorded a charge of $1 million and a benefit of $1 million, respectively, related to adjustments for restructuring in our Truck, Global Operations and Corporate segments. In the third quarter and first nine months of 2017, we recorded a benefit of $3 million and a charge of $6 million for restructuring in our Truck segment. In the third quarter of 2017, we recorded $41 million of charges related to our plan to cease production at our Melrose Park Facility, a net benefit of $43 million related to the resolution of the closing agreement for our Chatham, Ontario plant, and the release of $1 million in OPEB liabilities in connection with the sale of our fabrication business in Conway, Arkansas. The first nine months of 2017 were also impacted by $7 million of restructuring charges related to the closure of the Chatham, Ontario plant and $2 million of restructuring charges in our Truck and Corporate segments.

(D)
In the first nine months of 2018, we recognized an additional charge of $1 million for a jury verdict related to the Maxxforce engine EGR product litigation in our Truck segment. In the first nine months of 2017, we recognized a charge of $31 million for a jury verdict related to the Maxxforce engine EGR product litigation in our Truck segment.

(E)	In the third quarter of 2017, we recognized a gain of $6 million related to the sale of a business line in our Parts segment.

(F)
In the first nine months of 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our 8.25% Senior Notes and the refinancing of our previously existing Term Loan. In the first nine months of 2017, we recorded a charge of $4 million related to third party fees and debt issuance costs associated with the repricing of our previously existing Term Loan.

(G)
In the first quarter of 2018, we purchased a group annuity contract for certain retired pension plan participants resulting in a plan remeasurement. As a result, we recorded a pension settlement accounting charge of $9 million in SG&A expenses.

(H)
In the third quarter of 2018, we settled a business economic loss claim relating to our Alabama engine manufacturing facility in which we will receive a net present value of $70 million, net of our fees and costs, from the Deepwater Horizon Settlement Program. We recorded the $70 million net present value of the settlement and related interest income of $1 million in Other Income, net.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of July 31, 2018
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$989	$33	$1,022
Marketable securities	95	—	95
Total cash, cash equivalents, and marketable securities	$1,084	$33	$1,117